Exhibit 3.2

Company Number: 2149642 JM Group Limited CERTIFIED COPY OF EXTRACT OF RESOLUTION ADOPTED BY SOLE DIRECTOR PURSUANT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY ON THE 23RD DAY OF JULY 2025 Dated this 24th day of July, 2025 Vistra (BVI) Limited Registered Agent (Resolution dated 23rd day of July, 2025 and filed on 24th day of July, 2025)